Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-205441, 333-210374, 333-216747, 333-223751, 333-230324, and 333-236873) pertaining to the 2015 Equity Incentive Plan, 2007 Stock Plan and 2015 Employee Stock Purchase Plan of Natera, Inc., and

(2)	Registration Statement (Form S-3 No. 333-214577, 333-230902, 333-234220 and 333-248690) of Natera, Inc.,

of our reports dated February 25, 2021, with respect to the consolidated financial statements of Natera, Inc. and the effectiveness of the internal control over financial reporting of Natera, Inc. included in this Annual Report (Form 10-K) of Natera, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Jose, California

February 25, 2021